Exhibit (a)(1)(J)
Offer to Purchase for Cash

by

HANDY & HARMAN LTD.

Up to $60 Million in Value of Shares of its Common Stock
At a Purchase Price of $26.00 per Share

The Offer, Proration Period and Withdrawal Rights will Expire at 5:00 P.M., Eastern Time, on September 5, 2014, Unless the Offer is Extended (the “Expiration Date”)

August 21, 2014

To Our Clients:

On August 7, 2014, Handy & Harman Ltd., a Delaware corporation (the “Company”), distributed an Offer to Purchase (the “Original Offer to Purchase”) and a related Letter of Transmittal (the “Original Letter of Transmittal”) in connection with its tender offer to purchase for cash up to $60 million in value of shares of its common stock, par value $0.01 per share, at a price, net to the seller, less any applicable withholding taxes and without interest, of $24.00 per share upon the terms and subject to the conditions described in the Original Offer to Purchase and the Original Letter of Transmittal. The tender offer remains scheduled to expire at 5:00 P.M., Eastern Time, on September 5, 2014.

The Company has increased the price per share at which stockholders may tender shares to a price, net to the seller, less any applicable withholding taxes and without interest thereon, of $26.00 per share.

Enclosed for your consideration are the Supplement to the Offer to Purchase, dated August 21, 2014 (the “Supplement” and together with the Original Offer to Purchase, the “Offer to Purchase”), and related Amended Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) in connection with the offer by the Company, to purchase for cash up to $60 million in value of shares of its common stock, par value $0.01 per share, at a price, net to the seller, less any applicable withholding taxes and without interest, of $26.00 per share (the “Purchase Price”), upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Amended Letter of Transmittal. Unless otherwise indicated, all references to “shares” are to shares of the Company’s common stock, par value $0.01 per share.

The Company will purchase all shares properly tendered prior to the Expiration Date and not properly withdrawn at the Purchase Price, net to the seller in cash, without interest, on the terms and subject to the conditions of the Offer, including its “small lot” priority and proration provisions.  Subject to certain limitations and legal requirements, the Company reserves the right to accept for payment, according to the terms and conditions of the Offer, up to an additional 2% of its outstanding shares.  In exercising this right, the Company may increase the Purchase Price to allow it to purchase all such additional shares.  The Company will return shares not purchased because of proration provisions to the tendering stockholders at the Company’s expense promptly after the Offer expires.  See Sections 2 and 3 of the Offer to Purchase.

On the terms and subject to the conditions of the Offer, if at the expiration of the Offer more than $60 million in value of shares are properly tendered, the Company will purchase shares first, from all holders of “small lots” of less than 100 shares (a “Small Lot Holder”) who properly tender all of their shares and do not properly withdraw them before the Expiration Date for the Offer and second, all other shares properly tendered and not properly withdrawn on a pro rata basis.  See Sections 2 and 3 of the Offer to Purchase.

We are the owner of record of shares held for your account.  As such, we are the only ones who can tender your shares, and then only pursuant to your instructions. We are sending you the Amended Letter of Transmittal for your information only; you cannot use it to tender shares we hold for your account.

Please instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1.           You may tender your shares at the Purchase Price of $26.00 per share, as indicated in the attached Instruction Form, net to you in cash, less any applicable withholding taxes and without interest.

2.           You should consult with your broker or other financial or tax advisor on the possibility of designating the priority in which your shares will be purchased in the event of proration.

3.           The Offer is not conditioned on any minimum number of shares being tendered and is not conditioned upon financing. The Offer is, however, subject to certain other conditions set forth in Section 6 of the Offer to Purchase.

4.           The Offer, withdrawal rights and proration period will expire at 5:00 P.M., Eastern Time, on September 5, 2014, unless the Company extends the Offer.

5.           The Offer is for up to $60 million in value of its shares of common stock, constituting approximately 17.9% of our outstanding shares as of August 6, 2014 at the Purchase Price of $26.00 per share.

6.           Tendering stockholders who are registered stockholders or who tender their shares directly to Computershare Trust Company, N.A., the Depositary for the Offer, will not be obligated to pay any brokerage commissions or fees to the Company, solicitation fees or, except as set forth in the Offer to Purchase and the Amended Letter of Transmittal, transfer taxes on the Company’s purchase of shares under the Offer.

7.           If you are a Small Lot Holder and you instruct us to tender on your behalf all of the shares that you own at or below the Purchase Price before the Expiration Date and check the box captioned “Small Lots” on the attached Instruction Form, the Company, on the terms and subject to the conditions of the Offer, will accept all such shares for purchase before proration, if any, of the purchase of other shares properly tendered at or below the Purchase Price and not properly withdrawn.

If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your shares, we will tender all your shares unless you specify otherwise on the attached Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Expiration Date of the Offer. Please note that the Offer, proration period and withdrawal rights will expire at 5:00 P.M., Eastern Time, on September 5, 2014, unless the Offer is extended.

The Offer is being made solely under the Offer to Purchase and the related Amended Letter of Transmittal (together with any amendment or supplement thereto) and is being made to all record holders of shares.  The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of shares residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

The Company’s Board of Directors has approved the Offer.  However, neither the Company nor any member of its Board of Directors, nor the Depositary or the Information Agent is making any recommendation to you as to whether to tender or refrain from tendering your shares.  You must make your own independent decision as to whether to tender and, if so, how many shares to tender.  In doing so, you should read carefully the information in the Offer to Purchase and in the related Amended Letter of Transmittal, including the Company’s reasons for making the Offer.  You should discuss whether to tender your shares with your broker or other financial or tax advisor.

The Company’s directors, executive officers and affiliates have advised the Company that they do not intend to tender any of their shares of common stock in the Offer. DGT Holdings Corp., which is 82.7% owned by Steel Partners Holdings L.P. (“SPH”), which itself owns 56.1% of the Company, intends to tender into the Offer its 97,550 shares of the Company’s common stock. No other affiliates of the Company or SPH intend to tender any of their shares of the Company in the Offer.

INSTRUCTION FORM WITH RESPECT TO
Offer to Purchase for Cash
by
HANDY & HARMAN LTD.

Up to $60 Million in Value of Shares of its Common Stock
At a Purchase Price of $26.00 per Share

The undersigned acknowledge(s) receipt of your letter and the Offer to Purchase, dated August 7, 2014 (the “Original Offer to Purchase”), and the enclosed Supplement to the Offer to Purchase, dated August 21, 2014 (the “Supplement” and, together with the Original Offer to Purchase, the “Offer to Purchase”), and the related Amended Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Handy & Harman Ltd., a Delaware corporation (the “Company”), to purchase for cash up to $60 million in value of its shares of common stock, par value $0.01 per share, at a price, net to the seller, less any applicable withholding taxes and without interest, of $26.00 per share (the “Purchase Price”), upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to the Company the number of shares indicated below or, if no number is indicated, all shares you hold for the account of the undersigned, on the terms and subject to the conditions of the Offer.

In participating in the Offer, the undersigned acknowledges that: (1) the Offer is established voluntarily by the Company, it is discretionary in nature and it may be extended, modified, suspended or terminated by the Company as provided in the Offer; (2) the undersigned is voluntarily participating in the Offer; (3) the future value of the Company’s securities are unknown and cannot be predicted with certainty; (4) the undersigned has read and understands the Offer; (5) the undersigned has consulted his or her tax and financial advisors with regard to how the Offer will impact his or her personal situation; (6) any foreign exchange obligations triggered by the undersigned’s tender of shares or the recipient of proceeds are solely his or her responsibility; and (7) regardless of any action that the Company takes with respect to any or all income/capital gains tax, social security or insurance, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of shares, the undersigned acknowledges that the ultimate liability for all Tax Items is and remains his or her sole responsibility. In that regard, the undersigned authorizes the Company to withhold all applicable Tax Items legally payable by the undersigned.

The undersigned consents to the collection, use and transfer, in electronic or other form, of the undersigned’s personal data as described in this document by and among, as applicable, the Company, its subsidiaries, and third party administrators for the exclusive purpose of implementing, administering and managing his or her participation in the Offer.

Number of shares to be tendered by you for the account of the undersigned:

__________ shares*

* Unless otherwise indicated, it will be assumed that all shares held by us for your account are to be tendered.

SMALL LOTS

(See Instruction 6 of the Amended Letter of Transmittal)

To be completed only if shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of fewer than 100 shares.

☐  By checking this box, the undersigned represents that the undersigned owns, beneficially or of record, an aggregate of fewer than 100 shares and is tendering all of those shares.